Exhibit (d)(5)

EXECUTION COPY

GUARANTEE

GUARANTEE, dated as of May 17, 2012 (this “Guarantee”), by Weston Capital Management LLC, a Delaware limited liability company, and Weston Capital Partners Master Fund III LTD, a Cayman Islands exempt corporation (collectively, the “Guarantors” and each, a “Guarantor”), in favor of BIDZ.com, Inc., a Delaware corporation (the “Guaranteed Party”).

1.                                      GUARANTEE.  To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Glendon Group, Inc., a Delaware corporation (“Parent”), Bidz Acquisition Company Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), and the Guaranteed Party, pursuant to which, on the terms and subject to the conditions in the Merger Agreement, Merger Subsidiary will merge with and into the Guaranteed Party (the “Merger”), each Guarantor, intending to be legally bound, hereby jointly and severally absolutely, irrevocably and unconditionally, guarantees to the Guaranteed Party, the due and punctual observance, performance and discharge of all payment obligations or liabilities of Parent and/or Merger Subsidiary arising under the Merger Agreement (the “Obligations”), including, without limitation, any payment obligation of or liabilities of Parent or Merger Subsidiary resulting from or arising out of the breach or non-performance of any representation, warranty or covenant contained in the Merger Agreement by Parent, Merger Subsidiary or any Representative of Parent or Merger Subsidiary.  All payments of the Guarantors hereunder shall be made in lawful money of the United States, in immediately available funds.  Each Guarantor hereby jointly and severally absolutely, irrevocably and unconditionally, promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

If Parent or Merger Subsidiary fails to timely perform any of its Obligations, then each Guarantor’s joint and several liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Subsidiary remains in breach of its Obligations, take any and all actions available hereunder or under Applicable Law to collect on each Guarantor’s liabilities hereunder in respect of such Obligations.

In furtherance of the foregoing, each Guarantor unconditionally and irrevocably acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent or Merger Subsidiary or the other Guarantor or whether Parent or Merger Subsidiary or the other Guarantor is joined in any such action or actions.

2.                                      NATURE OF GUARANTEE.  Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of, without limitation: (a) any lack of validity or enforceability of the Merger Agreement or (b) any modification, amendment or waiver of, or any consent to departure from, the Merger Agreement that may be agreed to by Parent or Merger Subsidiary.  Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Subsidiary becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file any such claim shall not affect each Guarantor’s joint and several obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain jointly and severally liable hereunder with respect to such Obligations as if such rescinded or returned payment had not been made.  This Guarantee is an unconditional and continuing guarantee of payment and not of collection.

3.                                      CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  Each respective Guarantor hereby agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of either Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Subsidiary for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s joint and several obligations under this Guarantee.  Each respective Guarantor further agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Subsidiary, (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement, (d) any change in the corporate existence, structure or ownership of Parent, Merger Subsidiary or any other Person interested in the transactions contemplated by the Merger Agreement, (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Subsidiary or any other Person interested in the transactions contemplated by the Merger Agreement, (f) the existence of any claim, set-off or other right which either Guarantor may have at any time against Parent, Merger Subsidiary or the Guaranteed Party, whether in connection with the Obligations or otherwise, or (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations.  To the fullest extent permitted by Applicable Law, each respective Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Applicable Law which would otherwise require any election of remedies by the Guaranteed Party.  Each respective Guarantor hereby expressly waives (i) promptness, (ii) diligence, (iii) notice of the acceptance of this Guarantee and of the Obligations, (iv) presentment, (v) demand for payment, (v) notice of non-performance, default, dishonor and protest, (vi) notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Subsidiary pursuant to the Merger Agreement), (vii) all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Applicable Law now or hereafter in effect, (viii) any right to require the marshalling of assets of Parent or Merger Subsidiary or any other Person interested in the transactions contemplated by the Merger Agreement, and (ix) all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent or Merger Subsidiary under the Merger Agreement).

Each respective Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.  Each respective Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates and Representatives not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

Each respective Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent or Merger Subsidiary or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Subsidiary or any such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Subsidiary or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and each respective Guarantor agrees that it shall not exercise (nor shall such Guarantor cause or permit its Affiliates or Representatives to exercise) any such rights unless and until all of the Obligations and all other amounts payable under this Guarantee shall have been indefeasibly paid in full in immediately available funds.  If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full in immediately available funds of the Obligations and all other amounts payable under this Guarantee, such amount shall be received and held in trust by such Guarantor for the benefit of the Guaranteed Party, shall be segregated from all other property and funds of such Guarantor, and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment), to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising.

4.                                      NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay of the Guaranteed Party in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Applicable Law or by any other agreement shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party at any time or from time to time in its sole discretion.  The Guaranteed Party shall not be obligated to proceed at any time or in any manner against, or to exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Subsidiary or any other Person with respect to any of the Obligations prior to seeking recourse and proceeding against either Guarantor or both of the Guarantors hereunder.

5.                                      REPRESENTATIONS AND WARRANTIES.  Each Guarantor hereby jointly with the other Guarantor and severally represents and warrants to the Guaranteed Party that:

(a)                                 the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of either Guarantor’s charter, partnership agreement, operating agreement or similar organizational or governing documents or any Applicable Law, Order or contractual restriction binding upon either Guarantor or either Guarantor’s assets;

(b)                                 all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by each Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guarantee by the Guarantors;

(c)                                  this Guarantee constitutes a legal, valid and binding joint and several obligation of each Guarantor enforceable against each Guarantor in accordance with its terms, subject only to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)                                 each Guarantor has the financial capacity to timely and fully pay and perform its obligations under this Guarantee, and all funds necessary for each Guarantor to fulfill its joint and several obligations under this Guarantee shall be available to each such Guarantor for so long as any Obligations are outstanding or may exist or arise under the Merger Agreement.

6.                                      NO ASSIGNMENT.  Neither Guarantor nor the Guaranteed Party may assign or delegate its respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of each other party hereto.

7.                                      NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) on the fifth Business Day after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile, as follows:

if to the Guarantors (as applicable):

Weston Capital Management LLC

Weston Capital Partners Master Fund III LTD.

Albert Hallac

Chairman

Weston Capital Management LLC

222 Lakeview Avenue, Suite 1550

West Palm Beach, FL 33401

Direct (561) 868-6756
Mobile (561) 847-6667
Fax (561) 515-3620

with a copy to:

Holland & Knight
31 West 52nd Street
New York, NY 10019
Attention: Marc Reisler
Facsimile No.: (212) 513-3541
Email: marc.reisler@hklaw.com

If to the Guaranteed Party, as provided in the Merger Agreement.

8.                                      CONTINUING GUARANTEE.  This Guarantee is a continuing and irrevocable guarantee, may not be revoked or terminated, and shall remain in full force and effect and binding on the Guarantors and their respective successors and permitted assigns until all of the Obligations have been indefeasibly satisfied in full and no longer exist or may arise.  If Parent, Merger Subsidiary, any Guarantor or any Affiliate or Representative of Parent, Merger Subsidiary, or any Guarantor asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantors shall jointly and severally pay on demand all reasonable fees and out of pocket expenses of the Guaranteed Party (including, without limitation, attorneys fees and expenses) in connection with such litigation or proceeding.

9.                                      GOVERNING LAW; JURISDICTION.  This Guarantee, and all claims and causes of action arising out of, based upon, or related to this Guarantee or the negotiation, execution or performance hereof, shall be governed by, construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts or choice or of law principles.  Any legal action, challenge, suit or proceeding arising out of, based upon or relating to this Guarantee or the transactions contemplated hereby shall be brought solely and exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom).  Each party hereto hereby unconditionally and irrevocably submits to the exclusive jurisdiction of such Delaware courts in respect of any legal action, challenge, suit or proceeding arising out of, based upon or relating to this Guarantee and the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related to this Guarantee in any other court.  Each of the parties hereto hereby unconditionally and irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, challenge, suit or proceeding arising out of, based upon or relating this Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason (other than the failure to properly serve process in accordance with Section 7), (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Guarantee, or the subject mater hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Guarantee or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 7 hereof.

10.                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

11.                               COUNTERPARTS.  This Guarantee may be executed by original, facsimile or PDF signature and in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

12.                               MISCELLANEOUS.

(a)                                 This Guarantee contains the entire agreement between the parties relative to the guarantee of the Obligations contemplated hereby.  No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantors in writing.

(b)                                 Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction or context shall not invalidate or render unenforceable such provision in any other jurisdiction or context.

(c)                                  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

(d)                                 All parties acknowledge that each party and its counsel have reviewed and participated in the drafting or this Guarantee, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be apply to or be employed in interpreting or enforcing the terms and conditions of this Guarantee.

 [signature pages follow]

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

WESTON CAPITAL MANAGEMENT LLC

By:	/s/ Albert Hallac

Name: Albert Hallac

Title: Chairman

WESTON CAPITAL PARTNERS MASTER FUND III LTD

By:	/s/ Albert Hallac

Name: Albert Hallac

Title:

Signature Page to Guarantee

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BIDZ.COM, INC.

By:	/s/ Lawrence Y. Kong

Name: Lawrence Y. Kong

Title: Chief Financial Officer

Signature Page to Guarantee